EXHIBIT 10.7(a)

                          THE OHIO VALLEY BANK COMPANY
                         DIRECTOR DEFERRED FEE AGREEMENT

     THIS DIRECTOR DEFERRED FEE AGREEMENT is made this 13th day of January, 2004, by THE OHIO VALLEY BANK COMPANY (the "Bank"), a state-chartered commercial bank located in Gallipolis, Ohio and BRENT A. SAUNDERS (the "Director"). The purpose of this Agreement is to encourage the Director to remain a member of the Bank's Board of Directors.

                                    Article 1
                                   Definitions

     Whenever used in this Agreement, the following words and phrases shall have the meanings specified:

1.1  "Anniversary Date" means December 31 of each year.

1.2 "Beneficiary" means each designated person, or the estate of a deceased Director, entitled to benefits, if any, upon the death of the Director determined pursuant to Article 6.

1.3 "Board" means the Board of Directors of the Bank as from time to time constituted.

1.4 "Beneficiary Designation Form" means the form established from time to time by the Plan Administrator that the Director completes, signs and returns to the Plan Administrator to designate one or more beneficiaries.

1.5  "Code" means the Internal Revenue Code of 1986, as amended.

1.6 "Crediting Rate" means 6%, initially. However, the Plan Administrator, in its discretion, may adjust the Crediting Rate to maintain the rate within reasonable standards according to GAAP and/or applicable bank regulatory guidance.

1.7  "Deferral   Account"   means  the  Bank's   accounting  of  the  Director's
     accumulated Deferrals plus accrued interest.

1.8 "Deferral Election Form" means the form established from time to time by the Plan Administrator that the Director completes, signs and returns to the Plan Administrator to designate the amount of Deferrals.

1.9 "Deferrals" means the amount of the Director's Fees which the Director elects to defer according to this Agreement.

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1.10 "Disability"  means the Director (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, or (ii) is, by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than 3 months under an accident and health plan covering directors of the Bank. Medical determination of Disability may be made by either the Social Security Administration or by the provider of an accident or health plan covering directors of the Bank. The Director must submit proof to the Plan Administrator of Social Security Administration's or the provider's determination upon the request of the Plan Administrator.

1.11 "Distribution Election Form" means the form established from time to time by the Plan Administrator that the Director completes, signs and returns to the Plan Administrator to designate the time and form payment.

1.12 "Early Termination" means Separation from Service before Normal Retirement Age for reasons other than death, Disability or Termination for Cause.

1.13 "Effective   Date"   means   dateMonth12Day11Year2001December   11,   2001.

1.14 "Fees"  means the total fees  payable to the  Director  during a Plan Year.

1.15 "Normal Retirement Age" means the Annual Meeting of Shareholders following the calendar year in which the Director attains the age of seventy (70).

1.16 "Normal Retirement Date" means the later of the Normal Retirement Age or Separation from Service.

1.17 "Plan Administrator"  means the plan administrator  described in Article 8.

1.18 "Plan Year" means a twelve-month period commencing on January 1 and ending on December 31 of each year. The initial Plan Year shall commence on the Effective Date of this Agreement and end on the following December 31.

1.19 "Secretary" means the Secretary of the United States Department of the Treasury.

1.20 "Separation from Service" means the termination of the Director's service with the Bank for reasons other than death or Disability. Whether a Separation form Service takes place is determined based on the facts and circumstances surrounding the termination of the Director's service and whether the Bank and the Director intended for the Director to provide significant services for the Bank following such termination. A termination of service will not be considered a Separation from Service if:

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(a)  the Director  continues to provide services as a director of the Bank at an annual rate that is twenty percent (20%) or more of the services rendered, on average, during the immediately preceding three full calendar years of service (or, if in the service of the Bank less than three years, such lesser period) and the annual remuneration for such services is twenty percent (20%) or more of the average annual remuneration earned during the final three full calendar years of service (or, if less, such lesser period), or

(b) the Director continues to provide services to the Bank in a capacity other than as a director of the Bank at an annual rate that is fifty percent (50%) or more of the services rendered, on average, during the immediately preceding three full calendar years of service (or if in the service of the Bank less than three years, such lesser period) and the annual remuneration for such services is fifty percent (50%) or more of the average annual remuneration earned during the final three full calendar years of service (or if less, such lesser period).

1.21 "Termination  for  Cause"  has  that  meaning  set  forth in  Section  7.1.

1.22 "Unforeseeable Emergency" means a severe financial hardship to the Director resulting from an illness or accident of the Director, the Director's spouse, or a dependent (as defined in Section 152(a) of the Code) of the Director, loss of the Director's property due to casualty, or other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Director.

                                    Article 2
                                Deferral Election

2.1 Generally. Unless otherwise provided for by the Secretary, the Director may file annually Deferral Election Form(s) with the Plan Administrator no later than the end of the Plan Year preceding the Plan Year in which services leading to such Fees will be performed (e.g., by December 31, 20xx for Fees to be deferred in 20xx+1). The Deferral Deferral Election Form(s) shall set forth the amount of Fees to be deferred and shall be effective to defer only Fees earned for services performed after the date the Election Form(s) are received by the Plan Administrator.

2.2 Initial Election. To defer Fees for services performed in the first Plan Year, and after being notified by the Plan Administrator of eligibility for participation in the Agreement, the Director may make an initial deferral election under this Agreement by delivering to the Plan Administrator a signed Deferral Election Form within thirty (30) days after the Effective Date of this Agreement. The Deferral Election Form shall set forth the amount of Fees to be deferred and shall be effective to defer only Fees earned for services performed after the date the Deferral Election Form is received by the Plan Administrator.

2.3 Change in Form or Timing of Distributions. For distribution of benefits under Article 4, the Director may elect to delay the timing or change the form of distributions by submitting the appropriate Distribution Election Form(s) to the Plan Administrator. Any such elections:

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(a)  may not  accelerate  the time or  schedule of any  distribution,  except as allowed by the Secretary;
(b) must, for benefits payable under Section 4.1, be made at least twelve (12) months prior to the first scheduled distribution;
(c) must, for benefits payable under Sections 4.1, 4.2 and 4.4, delay the commencement of distributions for a minimum of five (5) years from the date the first distribution was originally scheduled to be made; and
(d) must take effect not less than twelve (12) months after the election is made.

                                    Article 3
                                Deferral Account

3.1 Establishing and Crediting. The Bank shall establish a Deferral Account on its books for the Director and shall credit to the Deferral Account the following amounts:

3.1.1 Deferrals. The Fees deferred by the Director as of the time the Fees would have otherwise been paid to the Director.

3.1.2 Interest.

(a) On the last day of each month and immediately prior to the distribution of any benefits, but only until commencement of benefit distributions under this Agreement, interest shall be credited on the Deferral Account at an annual rate equal to the Crediting Rate, compounded annually.

(b) On the last day of each month during any applicable installment period, interest shall be credited on the unpaid Deferral Account balance at an annual rate equal to the Crediting Rate, compounded annually. The Board in its sole discretion, may change the rate in this Section 3.1.2(b) only prior to commencement of installment distributions.

3.2  Statement  of  Accounts.  The  Plan  Administrator  shall  provide  to  the
     Director, within one hundred twenty (120) days after the end of each Plan Year, a statement setting forth the Deferral Account balance.

3.3 Accounting Device Only. The Deferral Account is solely a device for measuring amounts to be paid under this Agreement. The Deferral Account is not a trust fund of any kind. The Director is a general unsecured creditor of the Bank for the distribution of benefits. The benefits represent the mere Bank promise to pay such benefits. The Director's rights are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by the Director's creditors.


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                                    Article 4
                          Distributions During Lifetime

4.1 Normal Retirement Benefit. Upon the Director reaching Normal Retirement Age, the Bank shall pay to the Director the benefit described in this
     Section 4.1 in lieu of any other benefit under this Article.

4.1.1 Amount of Benefit. The benefit under this Section 4.1 is the Deferral Account balance at the Director's Normal Retirement Age.

4.1.2 Distribution of Benefit. The Bank shall pay the benefit to the Director as elected by the Director on the Distribution Election Form(s) commencing within thirty (30) days following Normal Retirement Age.

4.2 Early Termination Benefit. Upon the Director's Early Termination, the Bank shall pay to the Director the benefit described in this Section 4.2 in lieu of any other benefit under this Article.

4.2.1 Amount of Benefit. The benefit under this Section 4.2 is the Deferral Account balance at the Director's Separation from Service.

4.2.2 Distribution of Benefit. The Bank shall pay the benefit to the Director as elected by the Director on the Distribution Election Form(s) commencing within thirty (30) days following Separation from Service.

4.3 Disability Benefit. If the Director's Disability results in the Director's Separation from Service prior to Normal Retirement Age, the Bank shall pay to the Director the benefit described in this Section 4.3 in lieu of any other benefit under this Article.

4.3.1 Amount of Benefit. The benefit under this Section 4.3 is the Deferral Account balance at the Director's Separation from Service.

4.3.2 Distribution of Benefit. The Bank shall pay the benefit to the Director as elected by the Director on the Distribution Election Form(s) commencing within thirty (30) days following Separation from Service due to Disability

4.4 Hardship Distribution. If the Director experiences an Unforeseeable Emergency, the Director may petition the Board to receive a payout from the Agreement. The Board in its sole discretion may grant such petition. If granted, the Director shall receive, within sixty (60) days, a payout from the Agreement (i) only to the extent deemed necessary by the Board to satisfy the Director's Unforeseeable Emergency, plus an amount necessary to pay taxes reasonably anticipated as a result of the distribution; and (ii) after taking into account the extent to which such hardship is or may be relieved through reimbursement or compensation by insurance or otherwise or by liquidation of the Director's assets (to the extent the liquidation would not itself cause severe financial hardship).

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4.5  Restriction  on Timing of  Distribution.  Notwithstanding  any provision of this Agreement to the contrary, if the Director is considered a "specified employee" under Section 409A of the Code and regulations thereunder, benefit distributions that qualify as a "separation from service" under
     Section 409A of the Code and regulations thereunder may not commence earlier than six (6) months after the date of such separation from service.

                                    Article 5
                             Distributions at Death

5.1 Death During Active Service. If the Director dies while in active service of the Bank, the Bank shall pay to the Beneficiary the benefit described in this Section 5.1 in lieu of any other benefit under this Agreement.

5.1.1 Amount of Benefit. The benefit under Section 5.1 is the greater of: a) the Deferral Account balance on the Director's death; or b) the projected Deferral Account balance had the Director continued to defer at the current rate until Normal Retirement Age.

5.1.2 Payment of Benefit. The Bank shall pay the benefit to the Beneficiary in the matter elected on the Distribution Election Form(s).

5.2 Death During Distribution of a Benefit. If the Director dies after any benefit distributions have commenced under this Agreement but before receiving all such distributions, the Bank shall pay to the Beneficiary the remaining benefits at the same time and in the same amounts as they would have been paid to the Director had the Director survived.

5.3 Death After Separation from Service But Before Benefit Distributions Commence. If the Director is entitled to benefit distributions under this Agreement, but dies prior to the commencement of said benefit distributions, the Bank shall pay to the Beneficiary the same benefits that the Director was entitled to prior to death except that the benefit distributions shall commence within thirty (30) days following the Director's death.

                                    Article 6
                                  Beneficiaries

6.1 Beneficiary. The Director shall have the right, at any time, to designate a Beneficiary(ies) to receive any benefits payable under the Agreement to a Beneficiary upon the death of the Director. The Beneficiary designated under this Agreement may be the same as or different from the beneficiary designation under any other plan of the Bank in which the Director participates.

6.2 Beneficiary Designation; Change. The Director shall designate a Beneficiary by completing and signing the Beneficiary Designation Form, and delivering it to the Plan Administrator or its designated agent. The Director's beneficiary designation shall be deemed automatically revoked if the Beneficiary predeceases the Director or if the Director names a spouse as Beneficiary and the marriage is subsequently dissolved. The Director shall


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     have the right to change a Beneficiary by completing, signing and otherwise complying with the terms of the Beneficiary Designation Form and the Plan Administrator's rules and procedures, as in effect from time to time. Upon the acceptance by the Plan Administrator of a new Beneficiary Designation Form, all Beneficiary designations previously filed shall be cancelled. The Plan Administrator shall be entitled to rely on the last Beneficiary
     Designation   Form  filed  by  the   Director  and  accepted  by  the  Plan
     Administrator prior to the Director's death.

6.3 Acknowledgment. No designation or change in designation of a Beneficiary shall be effective until received, accepted and acknowledged in writing by the Plan Administrator or its designated agent.

6.4 No Beneficiary Designation. If the Director dies without a valid Beneficiary designation, or if all designated Beneficiaries predecease the Director, then the Director's spouse shall be the designated Beneficiary. If the Director has no surviving spouse, the benefits shall be made to the personal representative of the Director's estate.

6.5 Facility of Distribution. If the Plan Administrator determines in its discretion that a benefit is to be paid to a minor, to a person declared incompetent, or to a person incapable of handling the disposition of that person's property, the Plan Administrator may direct distribution of such benefit to the guardian, legal representative or person having the care or custody of such minor, incompetent person or incapable person. The Plan Administrator may require proof of incompetence, minority or guardianship as it may deem appropriate prior to distribution of the benefit. Any distribution of a benefit shall be a distribution for the account of the Director and the Beneficiary, as the case may be, and shall be a complete discharge of any liability under the Agreement for such distribution amount.

                                    Article 7
                               General Limitations

7.1 Termination for Cause. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement that is in excess of the Director's Deferrals (i.e., Deferral Account minus interest credited thereon) if Director's service is terminated by the Board for:

(a)  Gross negligence or gross neglect of duties to the Bank; or
(b) Conviction of a felony or of a gross misdemeanor involving moral turpitude in connection with the Director's service to the Bank; or
(c) Fraud, disloyalty, dishonesty or willful violation of any law or significant Bank policy committed in connection with the Director's service and resulting in an adverse effect on the Bank; or
(d) Issuance of a final removal or prohibition order issued by a state or federal banking agency with jurisdiction over the Bank.

7.2 No Withdrawal Election. Except as expressly provided herein, the Director may not elect, at any time, to withdraw any portion of the Deferral Account balance.

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7.3  Suicide  or  Misstatement.  The Bank shall not pay any  benefit  under this
     Agreement if the Director commits suicide within three (3) years after the date of this Agreement. In addition, the Bank shall not pay any benefit under this Agreement if the Director has made any material misstatement of fact on a resume provided to the Bank, or on any application for any benefits provided by the Bank to the Director.

7.4.1 Excess Parachute Payment. Notwithstanding any provision of this Agreement to the contrary, the Bank shall not pay any benefit under this Agreement to the extent the benefit would create an excise tax under the excess parachute rules of Section 280G of the Code.

                                    Article 8
                           Administration Of Agreement

8.1 Plan Administrator Duties. This Agreement shall be administered by a Plan Administrator which shall consist of the Board, or such committee or person(s) as the Board shall appoint. The Plan Administrator shall also have the discretion and authority to (i) make, amend, interpret and enforce all appropriate rules and regulations for the administration of this Agreement and (ii) decide or resolve any and all questions including interpretations of this Agreement, as may arise in connection with the Agreement.

8.2 Agents. In the administration of this Agreement, the Plan Administrator may employ agents and delegate to them such administrative duties as it sees fit, (including acting through a duly appointed representative), and may from time to time consult with counsel who may be counsel to the Bank.

8.3 Binding Effect of Decisions. The decision or action of the Plan Administrator with respect to any question arising out of or in connection with the administration, interpretation and application of the Agreement and the rules and regulations promulgated hereunder shall be final and conclusive and binding upon all persons having any interest in the Agreement.

8.4 Indemnity of Plan Administrator. The Bank shall indemnify and hold harmless the members of the Plan Administrator against any and all claims, losses, damages, expenses or liabilities arising from any action or failure to act with respect to this Agreement, except in the case of willful misconduct by the Plan Administrator or any of its members.

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8.5  Bank  Information.   To  enable  the  Plan  Administrator  to  perform  its
     functions, the Bank shall supply full and timely information to the Plan Administrator on all matters relating to the Fees of its Directors, the date and circumstances of the retirement, Disability, death or Separation from Service of its Directors, and such other pertinent information as the Plan Administrator may reasonably require.

                                    Article 9
                          Claims and Review Procedures

9.1 Claims Procedure. The Director or Beneficiary ("claimant") who has not received benefits under the Agreement that he or she believes should be paid shall make a claim for such benefits as follows:

9.1.1 Initiation - Written Claim. The claimant initiates a claim by submitting to the Bank a written claim for the benefits.

9.1.2 Timing of Bank Response. The Bank shall respond to such claimant within 90 days after receiving the claim. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 90 days by notifying the claimant in writing, prior to the end of the initial 90-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

9.1.3 Notice of Decision. If the Bank denies part or all of the claim, the Bank shall notify the claimant in writing of such denial. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a)  The specific reasons for the denial,
(b) A reference to the specific provisions of the Agreement on which the denial is based,
(c) A description of any additional information or material necessary for the claimant to perfect the claim and an explanation of why it is needed, and
(d) An explanation of the Agreement's review procedures and the time limits applicable to such procedures.

9.2 Review Procedure. If the Bank denies part or all of the claim, the claimant shall have the opportunity for a full and fair review by the Bank of the denial, as follows:

9.2.1 Initiation - Written Request. To initiate the review, the claimant, within 60 days after receiving the Bank's notice of denial, must file with the Bank a written request for review.

9.2.2 Additional Submissions - Information Access. The claimant shall then have the opportunity to submit written comments, documents, records and other information relating to the claim. The Bank shall also provide the

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     claimant, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim for benefits.

9.2.3 Considerations on Review. In considering the review, the Bank shall take into account all materials and information the claimant submits relating to the claim, without regard to whether such information was submitted or considered in the initial benefit determination.

9.2.4 Timing of Bank Response. The Bank shall respond in writing to such claimant within 60 days after receiving the request for review. If the Bank determines that special circumstances require additional time for processing the claim, the Bank can extend the response period by an additional 60 days by notifying the claimant in writing, prior to the end of the initial 60-day period, that an additional period is required. The notice of extension must set forth the special circumstances and the date by which the Bank expects to render its decision.

9.2.5 Notice of Decision. The Bank shall notify the claimant in writing of its decision on review. The Bank shall write the notification in a manner calculated to be understood by the claimant. The notification shall set forth:
(a)  The specific reasons for the denial,
(b) A reference to the specific provisions of the Agreement on which the denial is based, and
(c) A statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant's claim for benefits.


                                   Article 10
                           Amendments and Termination

10.1 Amendment. This Agreement may be amended only by a written agreement signed by the Bank and the Director. Provided, however, that the Bank may amend this Agreement to conform with written directives to the Bank from its banking regulators.

10.2 Plan Termination Generally. The Bank may unilaterally terminate this Agreement at any time. Except as provided in Section 10.3, the termination of this Agreement shall not cause a distribution of benefit payments under this Agreement. Rather, upon such termination benefit distributions will be made at the earliest distribution event permitted under Article 4 or
     Article 5.

10.3 Plan Terminations Under Section 409A. Notwithstanding anything to the contrary in Section 10.2, the Bank may make distributions in the following circumstances, in accordance with Section 409A of the Code or the regulations thereunder:

(a) Within thirty (30) days before, or twelve (12) months after a Change in Control

(b)  Upon the Bank's dissolution or with the approval of a bankruptcy court; or
(c) Upon the Bank's termination of this and all Similar Plans, provided that all distributions are made no earlier than twelve (12) months and no later than twenty-four (24) months following such termination, and the Bank does not adopt any new Similar Plans for a minimum of five (5) years following the date of such termination.

                                   Article 11
                                  Miscellaneous

11.1 Binding Effect. This Agreement shall bind the Director and the Bank and their beneficiaries, survivors, executors, administrators and transferees.

11.2 No Guarantee of Service. This Agreement is not a contract for services. It does not give the Director the right to remain a director of the Bank, nor does it interfere with the Bank's right to discharge the Director. It also does not require the Director to remain a director nor interfere with the Director's right to separate from service at any time.

11.3 Non-Transferability.   Benefits  under  this  Agreement   cannot  be  sold,
     transferred, assigned, pledged, attached or encumbered in any manner.

11.4 Tax Withholding. The Bank shall withhold any taxes that are required to be withheld, under Section 409A of the Code and regulations thereunder, from the benefits provided under this Agreement. Director acknowledges that the Bank's sole liability regarding taxes is to forward any amounts withheld to the appropriate taxing authority(ies).

11.5 Applicable Law. The Agreement, and all rights hereunder shall be governed by the laws of placeStateOhio, except to the extent preempted by the laws of the placecountry-regionUnited States of America.

11.6 Unfunded Arrangement. The Director and the Beneficiary are general unsecured creditors of the Bank for the distribution of benefits under this Agreement. The benefits represent the mere promise by the Bank to pay such benefits. The rights to benefits are not subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors. Any insurance on the Director's life or other informal funding asset is a general asset of the Bank to which the Director and the Beneficiary have no preferred or secured claim.

11.7 Reorganization. The Bank shall not merge or consolidate into or with another Bank, or reorganize, or sell substantially all of its assets to another bank, firm, or person unless such succeeding or continuing bank, firm, or person agrees to assume and discharge the obligations of the Bank under this Agreement. Upon the occurrence of such event, the term "Bank" as used in this Agreement shall be deemed to refer to the successor or survivor bank.

11.8 Entire Agreement. This Agreement constitutes the entire agreement between the Bank and the Director as to the subject matter hereof. No rights are granted to the Director by virtue of (i) this Agreement other than those specifically set forth herein.

11.9 Interpretation. Wherever the fulfillment of the intent and purpose of this Agreement requires, and the context will permit, the use of the masculine gender includes the feminine and use of the singular includes the plural.

11.10 Alternative Action. In the event it shall become impossible for the Bank or the Plan Administrator to perform any act required by this Agreement, the Bank or Plan Administrator may in its discretion perform such alternative act as most nearly carries out the intent and purpose of this Agreement and is in the best interests of the Bank.

11.11 Headings. Article and section headings are for convenient reference only and shall not control or affect the meaning or construction of any of its provisions.

11.12 Validity. In case any provision of this Agreement shall be illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts hereof, but this Agreement shall be construed and enforced as if such illegal and invalid provision has never been inserted herein.

11.13 Notice. Any notice or filing required or permitted to be given to the Plan Administrator under this Agreement shall be sufficient if in writing and hand-delivered, or sent by registered or certified mail, to the address below:
                          The Ohio Valley Bank Company
                         -------------------------------
                          420 Third Avenue
                         -------------------------------
                          P O Box 240
                         -------------------------------
                          Gallipolis, OH 45631-0240
                         -------------------------------

Such notice shall be deemed given as of the date of delivery or, if delivery is made by mail, as of the date shown on the postmark or the receipt for registration or certification.

Any notice or filing required or permitted to be given to the Director under this Agreement shall be sufficient if in writing and hand-delivered, or sent by mail, to the last known address of the Director.

11.14 Compliance with Section 409A. This Agreement shall at tall times be administered and the provisions of this Agreement shall be interpreted consistent with the requirements of Section 409A of the Code and any and all regulations thereunder, including such regulations as may be promulgated after the Effective Date of this Agreement.

IN WITNESS WHEREOF, the Director and the Bank have signed this Agreement as of January 13, 2004.

Director:                                           Bank:

                                                    THE OHIO VALLEY BANK COMPANY

/s/ Brent A. Saunders                               By: /s/ Jeffrey E Smith
---------------------                               -------------------------
Brent A. Saunders
                                                    Title:  President and CEO
                                                    -------------------------